UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 26, 2005

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 E. Princess Drive, Suite 290, Scottsdale, Arizona		85255
(Address of Principal Executive Offices)		(Zip Code)

(480) 609-3330
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a)           NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED REPORT OR COMPLETED INTERIM PERIOD

On January 27, 2005, we filed a Form 8-K which disclosed information concerning our earnings for the quarterly and annual periods ended December 31, 2004.  Included in this filing was information concerning how we account for costs associated with model homes that we use to market our communities.  Specifically, we disclosed that, although we do not legally own the models, we are reimbursed by the owner for our construction costs and we have the right, but not the obligation, to purchase these homes, and that Meritage is deemed to own the model homes for accounting purposes due to our “continuing involvement” with these assets.

Previously, we accounted for costs associated with these models as amounts that should be excluded from our balance sheet.  We determined on January 25, 2005 that the costs associated with these models are required to be included in the Company’s balance sheet and that lease payments need to be recharacterized as interest.  We also subsequently determined that such interest should be capitalized and allocated to cost of sales.

As a result, we have determined that the previously issued financial statements contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 should not be relied upon and will be restated to make the necessary accounting adjustments.

At December 31, 2004, the amount of real estate and notes and loans payable relating to such model homes was $53.2 million, which will be reflected in the Company’s 2004 financial statements in its Form 10-K.  Following is a summary of the estimated effect of changes to real estate and notes payable as of March 31, 2004, June 30, 2004 and September 30, 2004 to be consistent with the December 31, 2004 presentation discussed above (in thousands):

As of	Real Estate as Originally Reported	Real Estate as Restated	Notes and Loans Payable as Originally Reported	Notes and Loans Payable as Restated
March 31, 2004	$696,375	$721,371	$381,721	$406,717
June 30, 2004	$747,780	$780,176	$434,539	$466,935
September 30, 2004	$854,317	$898,376	$472,668	$516,727

Following is a summary of the estimated effect of changes as a result of lease payments relating to these models being recharacterized from commissions and other sales costs to cost of sales for quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (in thousands):

Quarter Ended	Commissions and other Sales Costs as Originally Reported	Commissions and other Sales Costs as Adjusted	Cost of Sales as Originally Reported	Cost of Sales as Adjusted
March 31, 2004	$25,833	$25,483	$340,339	$340,689
June 30, 2004	$26,356	$25,996	$353,939	$354,299
September 30, 2004	$28,601	$28,077	$380,179	$380,703

The differences discussed above concerning how we account for costs associated with model homes used by us had no material effect on the Company’s reported net earnings for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and, accordingly, net earnings for those periods will not change.  The Company has evaluated the effects of similar accounting changes on its 2003 financial statements, and has determined if 2003 were restated to conform to the 2004 treatment, the adjustments would result in an increase in total assets of less than 3% at year-end, an increase in cost of sales of less than 1% for the year (with an offsetting reclassification from commissions and other sales costs) and no change in net earnings for the year.  The Company is still evaluating whether its quarterly and year-end financial statements for 2003 should be restated.  Consequently, such 2003 financial statements should not be relied upon until the Company completes its evaluation.

The restatement of the 2004 financial statements and any potential restatement of its 2003 financial statements would not affect Meritage’s compliance with any debt covenants.

The Company’s Audit Committee has discussed this matter with its current registered public accounting firm, and the Company has discussed the matter with its former registered public accounting firm.

ITEM 8.01 OTHER EVENTS

In connection with the audit of the Company’s 2004 financial statements, the Company's registered public accounting firm informed management that they believe that the previous accounting treatment for its model lease program is a material weakness under Section 404 of the Sarbanes Oxley Act of 2002 and PCAOB Accounting Standard No. 2.  The Company agrees with this assessment but believes that this is an isolated reportable condition and has made the appropriate adjustments to its financial statements for the year ended December 31, 2004.

We are filing this Amendment No. 1 to Form 8-K to provide additional information under Item 4.02(a) about this change and to report a material weakness under Item 8.01.  No information in Item 2.02 or Item 7.01 or Item 9.01 in the original filing is being amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2005

MERITAGE HOMES CORPORATION

	/s/	Larry W. Seay
	By:	Larry W. Seay
Chief Financial Officer,
Vice President - Finance and Secretary